10F-3 Report
CGCM Small Capitalization Growth Investments
	3/1/2014		through	8/31/2014

Issuer Name	Sub-Adviser	Trade Date	Selling Dealer	Offering Size	Total Amt. Allocated	Purchase Price
Trinseo S.A.	Westfield Capital Management	6/12/2014	Deutsche Bank	10,000,000	41,070	19.000